NEWS RELEASE
Release Date: January 26, 2005 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS AND DECLARATION OF QUARTERLY
DIVIDEND
________________________

Lehigh Valley, PA (January 26, 2005) — KNBT Bancorp, Inc. (NASDAQ/NMS: “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today announced net income of $4.7 million, or $0.16 per diluted share, for the quarter ended December 31, 2004, as compared to a net loss of $13.1 million for the fourth quarter of 2003.

KNBT also reported earnings for year ended December 31, 2004 of $17.6 million, or $0.60 per diluted share, as compared to a net loss of $5.8 million during the same period in 2003. At December 31, 2004, KNBT’s total assets were $2.4 billion, total deposits were $1.3 billion and shareholders’ equity was $377.4 million.

The significant increase in earnings during the three and twelve month periods ended December 31, 2004 reflect, in large part, the completion of the merger with First Colonial Group, Inc. (“First Colonial’), investment of the net proceeds from the stock conversion, both of which were completed in the fourth quarter of 2003 and the leverage transactions discussed in the Balance Sheet Overview. The fourth quarter and year end 2003 KNBT results included one-time charges aggregating $21.8 million (pre-tax), resulting from a $16.1 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million in merger related and systems integration expenses. Excluding the effects of these one-time charges, KNBT’s net income would have been $1.3 million and $8.6 million for the quarter and full year, respectively.

KNBT also announced that its Board of Directors declared a dividend of $0.05 per share payable on March 1, 2005 to shareholders of record on February 14, 2005.

Scott V. Fainor, President and Chief Executive Officer of KNBT, stated, “We have successfully completed the merger integration and are very proud of our financial performance during our first full year as KNBT Bancorp. We will continue to be dedicated to being the best community bank in the greater Lehigh Valley area while we expand the KNBT franchise through our acquisition of Oakwood Financial Corp., now KNBT Securities, and the December 2004 announcement of our definitive merger agreement to acquire Northeast Pennsylvania Financial Corp. I am proud of all KNBT employees for their hard work during this past year. Their dedication to our customers, community and shareholders will drive our progress in 2005 and the successful implementation of our continued growth strategy.”

Net Interest Income and Net Interest Margin

Net interest income increased by $4.5 million to $16.5 million for the fourth quarter of 2004 compared to the fourth quarter of 2003. This increase was primarily the result of an increase in KNBT’s average interest-earning assets, which increased by $491.7 million to $2.2 billion for the quarter ended December 31, 2004 versus the same period for December 2003. The majority of this increase can be attributed to the $404.5 million increase in the investment portfolio.

The net interest margin on a tax-equivalent basis for the quarter ended December 31, 2004 was 3.12% compared to 3.20% for the same period in 2003.

KNBT presents its net interest margin on a tax equivalent basis because management believes that presentation of its net interest margin on a tax-equivalent basis provides information that is useful for a proper understanding of the operating results of KNBT’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin would be 3.01% and 3.08% for the quarters ending December 31, 2004 and 2003, respectively.

KNBT’s $16.5 million of net interest income for the quarter ended December 31, 2004 represents a $502 thousand or 3.1% increase compared to the quarter ended September 30, 2004.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $1.1 million for the quarter ended December 31, 2004 compared to $2.1 million for the same period in 2003, and $742 thousand for the three months ended September 30, 2004. KNBT’s provision in the fourth quarter reflected the inherent risk in the loan portfolio as it continues to mature and the mix changes. At December 31, 2004, KNBT’s total non-performing assets amounted to $5.1 million and its ratio of non-performing assets to total assets was .21%. At December 31, 2004, KNBT’s allowance for loan losses amounted to 206.94% of its non-performing loans and 1.03% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $4.2 million for the quarter ended December 31, 2004, an increase of $1.7 million over the amount earned in the comparable period in 2003. The primary contributors to the increase were $340 thousand in income from the Trust Department acquired in the First Colonial transaction in 2003, a $187 thousand increase in the cash surrender value of Bank Owned Life Insurance (“BOLI”), and a $297 thousand net increase in gains on securities. Non-interest income increased $348 thousand for the quarter ended December 31, 2004 compared to the quarter ended September 30, 2004, primarily due to increased interchange income associated with the VISA checkcard.

Non-interest expense was $13.7 million for the quarter ended December 31, 2004, a decrease of $19.5 million over the same period in 2003. The decrease reflects $5.7 million in merger related costs due to the acquisition of First Colonial in addition to the $16.1 million contribution to the Keystone Nazareth Charitable Foundation. The increase in net occupancy and equipment expense is a direct result of the costs associated with office renovations and upgrading of computer systems.

Balance Sheet Overview

KNBT’s total assets were $2.4 billion at December 31, 2004, an increase of $473.1 million from $1.9 billion at December 31, 2003. The increase was due primarily to increases of $404.5 million in investment securities and $116.6 million in the net loan portfolio, which were offset in part by a decrease in cash and cash equivalents of $29.4 million. Total deposits remained at $1.3 billion at December 31, 2004, while advances from the Federal Home Loan Bank (“FHLB”) increase by $453.5 million to $660.6 million. The proceeds of the FHLB advances funded the purchases of investment securities. KNBT’s total shareholders’ equity decreased by $11.7 million. The $17.6 million earnings for the year were more than offset by the purchase of 808,046 shares of KNBT common stock to fund KNBT’s Management Recognition and Retention Plan and 650,000 shares through the Stock Repurchase Program and cash dividends.

Other News

On December 9, 2004, KNBT announced that it has entered into a definitive merger agreement to acquire Northeast Pennsylvania Financial Corp (“NEPF”).

The total cost of the acquisition is expected to be approximately $98.0 million and is conditioned upon the receipt of necessary regulatory approvals, approval by NEPF’s shareholders, and other customary conditions. The merger is expected to be consummated in the second quarter of 2005.

About KNBT Bancorp, Inc.
KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995. The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT’s management’s intentions, plans, beliefs, expectations or opinions or with respect to the acquisition of NEPF. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame; (4) revenues following the acquisition are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of KNBT and NEPF are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT will be doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT would be engaged or (10) factors which result in a condition to the acquisition not being met as well as other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.

KNBT and NEPF will be filing relevant documents concerning the merger with the SEC, including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors will be able to obtain these documents free of charge at the SEC’s web site, www.sec.gov. In addition, documents filed with the SEC by KNBT will be available free of charge from the Secretary of KNBT (Michele A. Linsky), Secretary, KNBT Bancorp, Inc., 90 Highland Avenue, Bethlehem, Pennsylvania 18017 (610) 861-5000, and documents filed with the SEC by NEPF will be available free of charge from the Secretary of NEPF (Jerry D. Holbrook), Corporate Secretary, Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazelton, Pennsylvania 18201 (570) 459-3700. NEPF INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

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	KNBT Bancorp, Inc.
	Consolidated Statements of Income
	(unaudited)
		For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2004	2004	2004	2004	2003
		(Dollars in Thousands, except per share data)
Interest income	$26,973	$24,772	$23,195	$22,351	$18,153

Interest expense	10,476	8,777	7,318	6,875	6,110

Net interest income	16,497	15,995	15,877	15,476	12,043
Provision for loan losses	1,095	742	971	1,500	2,095

Net interest income after
provision for loan losses	15,402	15,253	14,906	13,976	9,948
Non-interest income:
Deposit service charges	1,117	1,040	1,009	1,311	1,296
Securities gains (losses), net	46	338	20	(8)	(251)
Trust and investment services income	712	504	489	513	372
Bank-owned life insurance	661	669	655	667	474
Other	1,653	1,289	1,265	1,484	557

Total non-interest income	4,189	3,840	3,438	3,967	2,448
Non-interest expenses:
Salaries, wages and employee benefits	7,451	7,473	7,309	7,245	6,842
Net occupancy and equipment expense	2,230	2,318	1,962	1,825	1,571
Other	4,000	3,705	3,746	3,435	24,800

Total non-interest expense	13,681	13,496	13,017	12,505	33,213

Income before income taxes	5,910	5,597	5,327	5,438	(20,817)
Income tax expense (benefit)	1,174	1,150	1,019	1,323	(7,730)

Net income (loss)	$4,736	$4,447	$4,308	$4,115	$(13,087)

Per Common Share Data

Weighted Average Common Shares Outstanding — Diluted	29,077,739	29,285,250	29,655,263	30,011,264	29,018,410
Weighted Average Common Shares Outstanding — Basic	28,586,796	28,875,080	29,232,941	29,555,238	28,502,462
Net Income Per Share- Diluted	$0.16	$0.15	$0.15	$0.14	N/M
Net Income Per Share- Basic	$0.17	$0.15	$0.15	$0.14	N/M
Book Value	$13.33	$13.35	$13.04	$13.44	$13.20

	KNBT Bancorp, Inc.
	Asset Quality
	(unaudited)
		At Period End or
		For the Three Months Ended
		(In Thousands)
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2004	2004	2004	2004	2003
Non-accruing loans	$4,544	$3,801	$4,020	$2,747	$1,720
Accruing loans 90 days
or more past due	511	653	654	7	405

Total non-performing loans	5,055	4,454	4,674	2,754	2,125
Other real estate owned	71	32	201	153	173

Total non-performing assets	$5,126	$4,486	$4,875	$2,907	$2,298

Total non-performing loans
as a percentage of loans, net	0.50%	0.45%	0.48%	0.30%	0.24%
Total non-performing loans
as a percentage of total assets	0.21%	0.19%	0.21%	0.13%	0.11%
Total non-performing assets
as a percentage of total assets	0.21%	0.20%	0.22%	0.14%	0.12%
Allowance for loan losses,
beginning of period	$9,905	$9,519	$9,000	$7,910	$2,941
Acquired from merger with First Colonial			—	—	3,548
Provision for loan losses	1,095	742	971	1,500	2,095
Total charge offs	(559)	(395)	(567)	(491)	(717)
Recoveries on loans previously
charged-off	20	39	115	81	43

Net loans charged off	(539)	(356)	(452)	(410)	(674)

Allowance for loan losses, at
period end	$10,461	$9,905	$9,519	$9,000	$7,910

Allowance for loan losses at period end to:
Average loans	1.04%	1.01%	1.01%	0.99%	0.99%
Loans at period end	1.03%	0.99%	0.98%	0.97%	0.88%
Non-performing	206.94%	222.38%	204.66%	326.80%	372.24%

		KNBT Bancorp, Inc.
		(unaudited)
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Balances (Period End)	2004	2004	2004	2004	2003
		(Dollars in Thousands)
Assets	$2,415,103	$2,292,382	$2,184,688	$2,057,085	$1,941,973

Earning Assets	2,209,612	2,087,615	1,960,698	1,845,189	1,717,895
Investment Securities	1,150,151	1,076,178	973,984	882,684	745,630
Loans	1,002,741	996,814	966,551	913,518	882,166
Loans Held for Sale	718	1,980	1,532	3,745	4,677
Other Earning Assets	56,002	12,643	18,631	45,242	85,422

Total Deposits	1,323,053	1,286,824	1,310,982	1,294,215	1,289,410
Non-Interest Bearing Deposits	128,498	116,590	124,456	112,856	117,270
Interest Bearing Checking	180,811	168,348	171,506	169,184	163,749
Money Market	241,826	239,815	260,329	245,826	239,521
Savings	210,258	214,315	222,754	223,370	221,176
Certificates of Deposit	461,294	446,292	429,224	439,089	441,909
IRA & Koegh	100,366	101,464	102,713	103,890	105,785

Other Borrowings	22,643	20,501	31,076	28,393	24,550
Federal Home Loan Bank	660,674	568,113	433,428	308,540	207,153
Shareholders’ Equity	377,354	385,743	376,222	397,866	389,080
		For the Three Months Ended

	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Balances (Daily Average)	2004	2004	2004	2004	2003

		(Dollars in Thousands)
Assets	$2,400,764	$2,206,304	$2,070,220	$1,979,186	$1,861,571

Earning Assets	2,193,147	1,989,102	1,852,924	1,755,180	1,574,257
Investment Securities	1,151,902	996,775	878,553	815,507	541,511
Loans	1,004,141	982,126	938,987	903,253	792,262
Loans Held for Sale	386	929	3,735	30	4,609
Other Earning Assets	36,718	9,272	31,649	36,390	235,875

Total Deposits	1,318,604	1,299,164	1,302,837	1,292,969	1,122,022
Non Interest Bearing Accounts	123,830	119,156	117,570	115,925	92,821
Interest Bearing Checking	174,712	174,871	171,152	178,104	138,560
Money Market	253,298	250,345	254,073	238,371	207,515
Savings	212,964	220,901	226,276	224,034	192,506
Certificates of Deposit	452,815	432,307	431,062	433,512	392,120
IRA & Koegh	100,985	101,584	102,704	103,023	98,500

Other Borrowings	18,115	24,739	24,127	23,296	20,414
Federal Home Loan Bank	648,902	472,495	328,562	248,470	132,132
Shareholders’ Equity	382,811	380,437	386,266	393,393	295,300
		For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Ratios	2004	2004	2004	2004	2003

Return on Average Equity	4.95%	4.68%	4.49%	4.18%	-17.73%
Return on Average Assets	0.79%	0.81%	0.84%	0.83%	-2.81%
Net Interest Margin	3.12%	3.34%	3.56%	3.68%	3.20%
Efficiency Ratio	63.19%	64.97%	64.28%	61.18%	229.20%
Shareholders’ Equity to Total Assets	15.62%	16.83%	17.22%	19.34%	20.05%
Tangible Equity to Total Assets	13.77%	14.89%	15.17%	17.16%	17.74%

	KNBT Bancorp, Inc.
	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Dollars in Thousands, except per share data)
	2004	2003	2004	2003

Interest Income	$26,973	$18,153	$97,291	$59,063
Interest Expense	10,476	6,110	33,446	21,061

Net Interest Income	16,497	12,043	63,845	38,002
Provision for Loan Losses	1,095	2,095	4,308	2,951

Net Interest Income After
Provision for Loan Losses	15,402	9,948	59,537	35,051
Deposit Service Charges	1,117	1,296	4,477	4,042
Securities Gains (Losses), Net	46	(251)	396	(249)
Trust and Investment Services Income	712	372	2,218	744
Bank-Owned Life Insurance	661	474	2,652	1,515
Other Income	1,653	557	5,691	2,996

Total Other Operating Income	4,189	2,448	15,434	9,048
Salaries, Wages and Employee Benefits	7,451	6,842	29,478	18,633
Net occupancy and equipment expense	2,230	1,571	8,335	4,599
Other Expenses	4,000	24,800	14,886	31,887

Total Other Operating Expenses	13,681	33,213	52,699	55,119

Income (Loss) Before Income Taxes	5,910	(20,817)	22,272	(11,020)
Income Tax Expense (Benefit)	1,174	(7,730)	4,666	(5,264)

Net Income (Loss)	$4,736	$(13,087)	$17,606	$(5,756)

Net Income Per Share- Diluted	$0.16	N/M	$0.60	N/M
Net Income Per Share- Basic	$0.17	N/M	$0.61	N/M